CHORDIANT ANNOUNCES FINANCIAL RESULTS

FOR THE SECOND QUARTER ENDED JUNE 30, 2004

Announces Major Enterprise Software Wins

Deferred Revenue Grows By $8.3 Million

CUPERTINO, California - August 16, 2004 -- Chordiant Software, Inc. (Nasdaq: CHRD) today announced its financial results for the second quarter ended June 30, 2004.

Total revenues for the second quarter of 2004 were $16.8 million, short of Chordiant's expected range of $19.5 million to $21 million, compared to revenue of $17.1 million reported for the second quarter of 2003. Deferred revenue increased $8.3 million during the second quarter of 2004 to $24.7 million. For the first six months of 2004, revenues were $37.0 million, compared to $30.9 million for the same period of the prior year. License revenues for the second quarter of 2004 were $5.4 million, compared to $6.5 million reported for the second quarter of 2003. For the first six months of 2004, license revenues were $14.7 million, compared to the $10.6 million reported for the same period of 2003. Service revenues for the second quarter were $11.4 million, compared to $10.6 million reported for the second quarter of 2003. For the six months ended June 30, 2004, service revenues were $22.4 million, compared to $20.3 million for the same period of 2003. Chordiant had $65 million in cash and cash equivalents, short-term investments, and restricted cash at June 30, 2004.

Chordiant posted a U.S. GAAP (Generally Accepted Accounting Principles) net loss of $1.7 million in the second quarter of 2004, or $0.02 per share loss, compared to a GAAP net loss of $3.4 million, or $0.06 per share loss, for the second quarter of 2003.

Chordiant reported a second quarter 2004 non-GAAP financial measure net loss of $1.6 million, which excludes stock-based compensation and amortization of acquired intangible assets, or a non-GAAP loss of $0.02 per share, compared to a non-GAAP profit, which excludes, stock-based compensation and amortization of acquired intangible assets, of $0.1 million, or $0.00 per share for the second quarter of 2003. Chordiant believes that its non-GAAP financial measure results provide useful information to investors because they reveal results excluding non-cash and cash expenses that Chordiant believes are not indicative of its on-going operations. The non-GAAP financial measure information is provided as a complement to results provided in accordance with GAAP and should not be considered superior to or as a substitute for GAAP measures.

"I am pleased that Chordiant continues to build momentum, especially in North America," said Stephen Kelly, Chief Executive Officer. During the second quarter, Chordiant was selected by Capital One in the U.S., one of the largest credit card issuers in the world - this is further proof of our success in Financial Services and in North America," Kelly noted. "We also contracted with New Century Mortgage, one of America's largest providers of home mortgage loans". Therefore, in the second quarter, we were able to build on the major North American wins with Time Warner Cable and Covad Communications from the first quarter of 2004," Kelly stated. In addition, Chordiant licensed additional software to 21st Century Insurance and CIBC. "Consistent with previous comments, we continue to expect approximately a 50/50 geographic split in revenue between North America and International by the end of 2004," Kelly said.

THIRD QUARTER AND 2004 FINANCIAL OUTLOOK
"For the full year 2004, we are reaffirming our guidance and expect revenues to be in the range of $80 million to $84 million, which represents at the top end almost 25 percent year-over-year growth." Kelly said. "For the third quarter of 2004, Chordiant anticipates revenues to be in a range of $24 million to $25.5 million." Revenue estimates are based on the assumption that overall technology spending will not deteriorate from current levels, as well as information on various factors that could affect the financial results of Chordiant which are included in the risks detailed in Chordiant's Securities and Exchange Commission filings, including Chordiant's Annual Report on Form 10-K, as amended and Quarterly Reports filed on Form 10-Q.

Teleconference Webcast Today - August 16, 2004 at 1:30 P.M. (Pacific)

Chordiant management has scheduled a teleconference for today, August 16, 2004, at 1:30 P.M. (Pacific), 4:30 P.M. (Eastern) and 21:30 (London) to discuss financial results and business events for the second quarter of 2004, as well as the current outlook for the third quarter of 2004. This teleconference will be webcast live for the public from Chordiant's website at http://www.chordiant.com. The public, industry analysts and media are invited to attend the conference on a listen-only basis. For more information, including this press release and Chordiant's Current Report on Form 8-K, any non-GAAP financial measures that may be discussed on the webcast as well as the most directly comparable GAAP financial measures and a reconciliation of the difference between the GAAP and any non-GAAP financial measures discussed on the webcast (other than non-GAAP financial measures discussed and reconciled in this news release), and any other material financial and other statistical information contained in the webcast, please visit the Investor Relations section of Chordiant's web site at http://www.chordiant.com. From this site, you can listen to the teleconference, assuming that your computer system is configured properly. A phone replay will also be available for seven days after the live call at 303-590-3000, Passcode 11006295.

About Chordiant Software, Inc.
Chordiant solutions automate and manage operational business processes for leading service-driven global organizations with a focus on retail finance and telecommunications.

Chordiant orchestrates the unique processes of an organization from the point of customer interaction, through the front and back offices to multiple transactional systems, corporate applications and data stores. Our solutions integrate existing infrastructure to orchestrate the assembly, enhancement and delivery of optimal role based business processes to the appropriate channels. Business value is realized through improved employee productivity, savings in operational costs, and increased business adaptability.
Headquartered in Cupertino, California, Chordiant maintains offices in Boston; Chicago; Mahwah, N.J.; Manchester, N.H.; New York City; London; Paris; Amsterdam; and Munich.

SAFE HARBOR
This news release includes "forward-looking statements" that are subject to risks, uncertainties and other factors that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements. Forward-looking statements in this release are generally identified by words, such as "believes," "anticipates," "plans," "expects," "will," "would," "guidance," "projects" and similar expressions which are intended to identify forward-looking statements. There are a number of important factors that could cause the results of Chordiant to differ materially from those indicated by these forward-looking statements, including, among others, potential difficulties in the assimilation of operations, strategies, technologies, personnel and products of acquired companies and technologies, the impact of perceived or actual weakening of economic conditions on customers' and prospective customers' spending on Chordiant software and services; quarterly fluctuations in Chordiant's revenues or other operating results; failure by Chordiant to meet financial expectations of analysts and investors, including failure resulting from significant reductions in demand from earlier anticipated levels; risks related to market acceptance of Chordiant's products; customization and deployment delays or errors associated with Chordiant products; impact of long sales and implementation cycles for certain Chordiant products; reliance by Chordiant on a limited number of customers for a majority of its revenues; Chordiant's need to retain and enhance business relationships with systems integrators and other parties; Chordiant's use in its products of third-party software; activities by Chordiant and others regarding protection of intellectual property; and competitors' release of competitive products and other actions. Further information on potential factors that could affect the financial results of Chordiant are included in risks detailed from time to time in Chordiant's Securities and Exchange Commission filings, including without limitation Chordiant's Annual Report on Form 10-K, as amended and Quarterly Reports. These filings are available on a Web site maintained by the Securities and Exchange Commission at http://www.sec.gov. Chordiant does not undertake an obligation to update forward-looking or other statements in this release.

Chordiant and the Chordiant logo are registered trademarks of Chordiant Software, Inc. All other trademarks and registered trademarks are the properties of their respective owners.

Chordiant Investor Relations Contact:
Steve Polcyn
Chordiant Software, Inc.
(408) 517-6282
steve.polcyn@chordiant.com

Chordiant Media Contact:
Paul Burrin
Chordiant Software, Inc.
(408) 517-6168
paul.burrin@chordiant.com

CHORDIANT SOFTWARE,  INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended		Six Months Ended

	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003
Revenues:
License	$5,395	$6,486	$14,681	$10,624
Service	11,435	10,599	22,367	20,276

Total revenues	16,830	17,085	37,048	30,900

Cost of revenues:
License	301	319	693	580
Service	6,501	6,024	12,794	11,950

Total cost of revenues	6,802	6,343	13,487	12,530

Gross profit	10,028	10,742	23,561	18,370

Operating expenses:
Sales and marketing	5,783	4,717	11,723	10,733
Research and development	4,218	3,895	8,660	7,965
General and administrative	1,783	1,675	3,634	3,053
Stock-based compensation	(121)	1,473	588	3,312
Amortization of intangible assets	268	891	1,048	1,781
Restructuring expenses	--	1,161	--	1,161

Total operating expenses	11,931	13,812	25,653	28,005

Loss from operations	(1,903)	(3,070)	(2,092)	(9,635)

Interest income / (expense)	146	75	356	210
Other income / (expense), net	120	(121)	(54)	(455)

Net loss before income taxes	(1,637)	(3,391)	(1,790)	(9,880)

Provision for income taxes	100	275	251	457

Net loss	$(1,737)	$(3,391)	$(2,041)	$(10,337)

Net loss per share:
Basic and diluted	$(0.02)	$(0.06)	$(0.03)	$(0.18)

Shares used in per share calculation:	70,345	58,567	69,005	57,894

Supplemental information [1]:
Non-GAAP financial measures and reconciliation
Net loss	(1,737)	(3,391)	(2,041)	(10,337)
Less: Stock-based compensation	(121)	1,473	588	3,312
Less: Amortization of intangible assets	268	891	1,048	1,781
Less: Restructuring expenses	--	1,161	--	1,161

Pro forma net income / (loss):	$(1,590)	$(134)	$(405)	$(4,083)

Diluted pro forma net income / (loss) per share:	$(0.02)	$0.00	$(0.01)	$(0.07)

Shares used in per share calculation [2]:	70,345	63,330	69,005	57,894

[1] The accompanying supplemental pro forma financial information represents a non-GAAP financial measure. A "non-GAAP financial measure" is defined as a numerical measure of a company's financial performance, financial position or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP in the company's financial statements. Non-GAAP financial measure of  net income or net loss is used by investors and analysts of Chordiant Software, Inc. (the "Company") as an alternative to GAAP measures when evaluating the Company's performance in comparison to other companies. The Company's management believes that the presentation of non-GAAP financial measures of  net income or net loss, excluding purchased in-process research and development, stock-based compensation, amortization of intangible assets and restructuring expenses, provide useful information regarding the Company's financial performance and earnings potential by calculating and quantifying the effect of certain charges on net income or net loss per share calculated in accordance with GAAP and gives investors and analysts insight into the profitability of the Company's operating business. Management also believes that the presentation of non-GAAP financial measures is consistent with its past practice, as well as industry practice in general, and will enable investors and analysts to compare current non-GAAP measures with non-GAAP measures presented in prior periods. The above non-GAAP financial information may not be comparable to similarly titled measures used by other companies and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

[2] Diluted net loss per share for the three months ended June 30, 2004 and the six months ended June 30, 2004 and 2003, is computed excluding potential common shares of 6,003, 6,470 and 4,781 as their effect is anti-dilutive.

 CHORDIANT SOFTWARE,  INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$62,943	$36,218
Short-term investments and restricted cash	588	581
Accounts receivable, net	17,993	11,974
Prepaid expenses and other current assets	3,963	2,675

Total current assets	85,487	51,448

Restricted cash	1,500	1,500
Property and equipment, net	2,685	3,071
Goodwill	24,874	24,874
Intangible assets, net	366	1,414
Other assets	1,357	1,504

Total assets	$116,269	$83,811

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,862	$3,931
Accrued expenses	11,911	13,038
Deferred revenue	21,622	14,548

Total current liabilities	38,395	31,517
Deferred revenue, long-term	3,043	3,848

	41,438	35,365

Total stockholders' equity	74,831	48,446

Total liabilities and stockholders' equity	$116,269	$83,811